Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Thursday, July 31, 2008 at 4:30 p.m. EDT
Webcast / Replay URL:	www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800/728-2056 (no pass code required)

Ballantyne Q2 Net Revenues Increase 7.8% TO $13.6 Million

- Strong Digital Systems Completes Q3 Sale
of 23 Digital Cinema Projection Systems -

OMAHA, Nebraska (July 31, 2008) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of motion picture projection, digital cinema and cinema screen equipment and services, today reported financial results for the second quarter (Q2) and six months ended June 30, 2008.  Ballantyne also announced the sale of 23 NEC STARUS™ digital cinema projector systems by its Strong Digital Systems (SDS) division in July.  The projectors were sold through Digital Link II, LLC, an entity formed by REAL D and Ballantyne during fiscal 2007.

Net revenues in Q2 2008 were $13.6 million, a 7.8% increase from net revenues of $12.7 million in Q2 2007, principally reflecting a $1.9 million increase in the sale of digital cinema projection equipment to $2.6 million, compared to sales of $0.7 million in the year ago period.  The results also reflect the contribution of $1.2 million in sales from the Company’s screen subsidiary, Marcel Desrochers, Inc. (MDI), acquired in mid-October 2007.  These increases more than offset a $2.1 million decrease in sales of traditional film-based projection equipment versus Q2 2007.

Gross profit in Q2 2008 was $2.0 million, or 15.0% of net revenues, versus Q2 2007 gross profit of $2.5 million, or 19.6% of net revenues.  The decline in gross profit reflects an increase in lower margin digital equipment sales as well as lower than expected margins from our service subsidiary as it awaits the larger scale industry roll-out of digital cinema installations.

Q2 2008 selling, general and administrative (SG&A) expenses increased to $2.4 million as compared to $2.3 million in Q2 2007, principally reflecting the addition of MDI’s expenses.

Ballantyne Reports Second Quarter Results, 7/31/08

Ballantyne reported a Q2 2008 net loss of $0.1 million, or $(0.01) per share, compared to a net loss of $0.2 million, or $(0.01) per share, in Q2 2007.  Per share results for the second quarters of 2008 and 2007 are based on a weighted average number of shares outstanding of 13,890,882 and 13,813,048, respectively.

Also during the quarter, Ballantyne sold its coater and marinade product line for approximately $275,000, resulting in a gain of approximately $258,000.  The sale provides capital to fund the Company’s operations focused on the exhibition industry.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Our Q2 performance continued to reflect the early stages of the technology transition taking place in the cinema exhibition market, as well as the benefit of our addition of the MDI screen business in October 2007.  We were also pleased to liquidate approximately $1.2 million of our Auction-Rate Securities (ARS) at par value for cash during the second quarter.

“There have been recent encouraging statements regarding the expected timing of the large scale rollout of digital cinema installations through the DCIP plan, with the later part of Q4 2008 now being contemplated.  This represents a key opportunity for our Company, and we believe we are well positioned with both services and projection equipment to meet exhibitors’ needs.  In the interim, 3D digital cinema continues to be an important catalyst in our sales efforts, and is driven by 3D releases such as this month’s Journey To the Center of the Earth.

“Subsequent to the close of Q2 2008, we completed the sale of 23 digital projectors and were involved in a range of installations of projection equipment as well as the RealD technology, also in conjunction with the release of Journey To the Center of the Earth.  The projectors were sold under our Digital Link II program with RealD.”

For the six-month period ended June 30, 2008, net revenues amounted to $27.8 million compared to $25.6 million a year ago.  Gross profit in the first half of 2008 was $4.4 million, or 15.7% of net revenues, compared to first half 2007 gross profit of $5.2 million, or 20.3% of net revenues.   We experienced a net loss for the first six months of 2008 of $0.4 million, or $(0.03) per share, compared to net income of $0.4 million, or $0.03 per diluted share, in the first half of 2007.  Per share results for the first six months of 2008 and 2007 are based on a weighted average number of diluted shares outstanding of 13,874,661 and 14,081,439 respectively.

Balance Sheet Update:

At June 30, 2008, Ballantyne had $4.9 million in cash and cash equivalents, restricted cash of $1.2 million and $10.8 million in AAA-rated ARS, net of an unrealized loss of approximately $1 million recorded to reflect a temporary impairment in value.  During the second quarter, Ballantyne was able to liquidate $1.2 million of its ARS at par for cash.

Ballantyne continues to believe that none of the five issuers of its ARS securities are presently at risk, and the Company continues to earn and receive in cash the maximum interest rate of the underlying investments.  Additionally, Ballantyne has $14.4 million in availability under two lines of credit and believes it maintains sufficient liquidity to run its business via its cash position and its lines of credit.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
	2008	2007	2008	2007

Net revenues	$13,643,104	$12,659,994	$27,840,276	$25,590,744
Cost of revenues	11,593,249	10,177,781	23,480,540	20,386,747
Gross profit	2,049,855	2,482,213	4,359,736	5,203,997

Selling & administrative Expenses Eexpenses:
Selling	742,718	709,736	1,530,520	1,492,352
General & Administrative	1,634,972	1,594,003	3,660,268	3,027,050
Goodwill impairment	—	639,466	—	639,466
Total SG&A expense	2,377,690	2,943,205	5,190,788	5,158,868

Gain on transfer of assets	—	—	—	234,557
	—
Gain on sale of assets	258,170	1,230	256,885	(11,004)
Income (loss) from operations	(69,665)	(459,762)	(574,167)	268,682

Other income (expense) net	19,882	(24,731)	46,674	(72,752)

Earnings (loss) before interest and taxes	(49,783)	(484,493)	(527,493)	195,930

Interest income	129,350	206,930	275,536	425,243
Interest expense	(9,163)	(8,897)	(17,698)	(19,154)
Net interest income	120,187	198,033	257,838	406,089

Equity in loss of Joint Venture	(184,909)	(73,380)	(297,900)	(73,380)
Income (loss) before income taxes	(114,505)	(359,840)	(567,555)	528,639
Income tax (expense) benefit	(5,576)	162,674	193,038	(153,066)
Net (loss) income	$(120,081)	$(197,166)	$(374,517)	$375,573

Earnings (loss) per share
Basic	$(0.01)	$(0.01)	$(0.03)	$0.03
Diluted	$(0.01)	$(0.01)	$(0.03)	$0.03

Weighted average shares outstanding:
Basic	13,890,882	13,813,048	13,874,661	13,789,603
Diluted	13,890,882	13,813,048	13,874,661	14,081,439

-tables follow-

Selected Balance Sheet Items:

(unaudited)

	June 30, 2008	December 31, 2007

Cash and cash equivalents	$4,864,083	$4,220,355
Restricted Cash	1,194,229	1,191,747
Accounts receivable, net	7,850,192	7,841,348
Inventories, net	11,581,763	9,883,555
Investments in securities, net	10,828,655	13,000,000
Total current liabilities	9,294,722	9,898,601
Total stockholders’ equity	$41,795,735	$43,041,698

Selected Cash Flow Statement Items:

(unaudited)

	Six Months Ended June 30,
	2008	2007

Net income	$(374,517)	$375,573
Depreciation and amortization	1,265,602	1,125,415
Net cash used in operating activities	(370,578)	(2,231,743)
Capital expenditures	(484,443)	(206,778)
Net cash provided by investing activities	991,521	1,828,620
Net cash provided by financing activities	151,475	164,024
Net increase (decrease) in cash & cash equivalents	643,728	(239,099)
Cash & cash equivalents at beginning of period	4,220,355	2,622,654
Cash & cash equivalents at end of period	$4,864,083	$2,383,555

CONTACT:

Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

# # #